Exhibit 99.1

Gladstone Investment Corporation Announces Size Increase and Maturity Extension on Credit Facility

McLean, VA, May 2, 2013: Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) announced that, on April 30, 2013, it entered into a fifth amended and restated credit agreement through its wholly-owned subsidiary, Gladstone Business Investment, LLC, to increase the commitment amount of its revolving line of credit (the “Credit Facility”) to $70 million. The Credit Facility was arranged by Key Equipment Finance Inc. (“KEF”), which was also the administrative agent and a lender. Branch Banking and Trust Company also joined the Credit Facility as a lender. Subject to certain terms and conditions, the Credit Facility may be expanded up to $200 million through the addition of other lenders to the facility. The fifth amended and restated agreement increased the net commitment amount from $60 million to $70 million and extended the maturity date approximately six months to April 30, 2016 (the “Maturity Date”) and, if not renewed or extended by the Maturity Date, all principal and interest will be due and payable on or before April 30, 2017 (one year after the Maturity Date). In addition, there are two one-year extension options to be agreed upon by all parties, which may be exercised on or before April 30, 2014 and 2015, respectively. Advances under the Credit Facility remain unchanged, where they will generally bear interest at 30-day LIBOR plus 3.75% per annum, with an unused fee of 0.50% on undrawn amounts. The Company incurred fees of $0.3 million in connection with this amendment.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 94 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation

For further information: Gladstone Investment Corporation, +1-703-287-5893